EXHIBIT 4.13

MINISTRY OF THE RUSSIAN FEDERATION
FOR COMMUNICATIONS AND INFORMATION

LICENSE
A 021171 No. 21719

In accordance with the applicable laws of the Russian Federation this permission is given to

Open Joint Stock Company
“Beeline-Samara”

Legal Address:

443090, Samara, Moskovskoye shosse, 77

Type of Operations:

provision of cellular radiotelephone communication services
within the 1800 MHz Band

Conditions for carrying out this type of activity and the territory are set forth in the attachment which is an integral part hereof

Term of validity of the License:	until April 17, 2012

Services to be rendered as of (no later than):	October 17, 2003

Date of registration of the License in the Unified Register of Communications Licenses:	April 17, 2002

First Deputy Minister of the Russian Federation for Communications and Information	[Signature] [Seal]	Yu.A. Pavlenko

Ministry of the Russian Federation for Communications and Information

CONDITIONS FOR CARRYING OUT ACTIVITIES
UNDER LICENSE NO. 21719

1.

OJSC “Beeline-Samara” (the Licensee) is hereby authorized to provide cellular radiotelephone communications services of the public communication network using DCS-1800 equipment within the 1800 MHz frequency band (SPS-1800) on the territory of the Samara Region.

The cellular communication services shall be provided with the use of the Licensee’s communication network, which shall exist as a part of the Russian Federation unified SPS-1800 communication network.

The Licensee shall participate in the efforts of the body, empowered by the Administration of Communications of the Russian Federation to coordinate work on the creation of a unified SPS-1800 communication network.

2.

The installed capacity of the network and the percentage of territory covered hereunder, provided that sufficient frequency resources are allocated, must constitute as of December 31 of each year, respectively, no less than:

2004 -	20,000 numbers -	30%
2011 -	80,000 numbers -	70%

3.

The Licensee’s network shall be connected to the public communications network of the Russian Federation at the long-distance level pursuant to the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communication Network of the Russian Federation, subject to the technical conditions issued by OJSC Svyazinform of Samara Region, OJSC Rostelecom or CJSC MTT.

The Licensee’s communication network may be additionally connected to the public communication network of the Russian Federation at the local level to ensure technical capacity for handling local traffic and rendering to subscribers of additional call-forwarding service from the local telephone network.

Additional connection of the Licensee’s network with the public communication network of the Russian Federation at the local level is allowed only if the networks are connected at the long-distance level.

Pending the above referenced scheme the Licensee shall follow the instructions of the Administration of Communications of the Russian Federation.

4.

Roaming among SPS-1800 communication networks created within the license area shall be prohibited.

5.

Any activities of the Licensee related to the interconnection of its network with foreign cellular communication networks requires approval of the Administration of Communications of the Russian Federation or any body authorized thereby.

Ministry of the Russian Federation for Communications and Information

6.

The Licensee shall observe the existing Russian rules and regulations as well as ETSI standards established by the Administration of Communications of the Russian Federation in respect of SPS-1800 communication networks.

Structural principles and operational capacities of the SPS-1800 communication network must conform to international recommendations related to organization of such networks.

7.

The Licensee shall use the infrastructure of SPS-900 communication networks on a contractual basis and non-discriminatory principles.

8.

The numbering in the Licensee’s communication network must conform to the numbering plan of the public communication network of the Russian Federation and the numbering plan requirements of the land-based mobile communication network services.

9.

The Licensee’s network shall be designed and constructed so that the percentage of failures in the network per hour of maximum traffic shall not exceed 5%.

10.

The network shall be created only upon availability of the design documentation worked out in accordance with the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communication Network of the Russian Federation pursuant to the Construction Norms and Rules and the Departmental Norms of Technological Designing (SNiP, VNTP) applicable in the Russian Federation and agreed pursuant to the established procedure.

11.

The Licensee must provide services on the licensed territory to any person requiring such services, provided the corresponding technical capacity is available.

The Licensee shall have the right to refuse to provide the services in the following circumstances:

•

provision of service may create danger to the security and defense of the state, health and security of people;

•

provision of service is impossible due to physical, topographic or other natural obstacles;

•

the consumer without reasonable cause disagrees with the terms of provision of service, or does not make timely payments for the provided service;

•

the consumer utilizes or intends to utilize communications equipment for any illegal purposes, receives communication services through unlawful methods, operates equipment provided in violation of the rules of technical operation, or utilizes uncertified equipment.

Ministry of the Russian Federation for Communications and Information

Refusal in each specific case must have a basis.

12.

The Licensee shall provide communication services of its network to all users of unified SPS-1800 communication network, except for users of other licensee’s network within the license territory, irrespective of where they are registered or their subscriber’s equipment is purchased.

13.

The Licensee shall provide the mobile subscribers with the ability to make calls to emergency services (fire brigades, police, ambulance, gas emergency services and others) free-of-charge within the license territory.

14.

Long-distance and international communication services to the Licensee’s network subscribers shall be rendered through the public communications network of the Russian Federation only pursuant to the General Scheme of Creation and Stage-by-Stage Development of the Federal GSM Mobile Cellular Communication Network of the Russian Federation.

15.

The Licensee shall provide the users with communication services the quality of which corresponds to standards, technical norms, certificates and terms of agreements for provision of communication services.

16.

The Licensee shall be liable to users for non-fulfillment or unsatisfactory fulfillment of its obligations in the order and to the extent provided by applicable legislation of the Russian Federation.

17.

The Licensee shall be obligated to provide mobile cellular communications services on a daily basis, 24 hours a day, except breaks for carrying out necessary repair and maintenance works, which shall be scheduled for a time when the same cause the least harm to users.

18.

The Licensee shall be obligated to create an information service and publish a directory of subscribers of the network.

19.

Subscriber cards required to identify the subscribers and effect settlements for the provided services of the unified SPS-1800 cellular communication network of the Russian Federation shall be prepared in observance of the unified numbering plan for such cards set forth by the Administration of Communications of the Russian Federation.

20.

The Licensee shall have the right to use communications channels and physical chains of the public communications network of the Russian Federation at the rates effective for a particular category of users.

21.

The Licensee shall be obliged to meet requirements of the Administration of Communications of the Russian Federation regarding the procedures for traffic passing and services.

Ministry of the Russian Federation for Communications and Information

In cases stipulated by legislation of the Russian Federation the centralized coordination of the Licensee’s communications networks shall be carried out directly by the Administration of Communications of the Russian Federation or the body authorized thereby.

22.

Expenses relating to the development of the general organizational scheme of the unified SPS-1800 cellular communication network of the Russian Federation, Licensee’s communications network design and construction, its connection to the public communications network of the Russian Federation, allocation of frequencies required to set up the network, approval of the conditions of electromagnetic compatibility of the radio equipment with the existing radio devices, settlements with the public communications network operators of the Russian Federation and other GSM networks operators, as well as development and issuance of regulatory documents, shall be borne by the Licensee.

23.

Mutual traffic settlements with public communications network operators shall be performed by the Licensee in accordance with the procedure established for the public communications network of the Russian Federation.

24.

The tariffs for communications services shall be established on a contractual basis.

In cases stipulated by the legislation of the Russian Federation with regard to specific types of communications services provided by communications enterprises, the tariffs may be regulated by the State.

Payments for interconnections between the networks shall be established on the basis of contracts, conditions and provisions agreed among communications companies. Disputes on such matters shall be resolved by the court or arbitration tribunal.

Subscribers shall not be charged for any calls if actual connection was not established.

25.

Specific categories of public officials, diplomatic and consulate representatives of foreign states, representatives of international organizations, as well as specific groups of individuals may have certain privileges and priorities while using telecommunications facilities in terms of the order of priority, procedure of use and the amount of payment for communication services.

The list of privileges as well as categories of officials and individuals entitled to such privileges and priorities shall be determined by the legislation of the Russian Federation and normative legal acts of the political subdivisions of the Russian Federation, as well as by international treaties and agreements of the Russian Federation.

Ministry of the Russian Federation for Communications and Information

26.

The Licensee must provide official telecommunications free-of-charge pursuant to the procedure established by the Ministry of the Russian Federation on Communications and Information.

27.

Should any acts of God, quarantines or other emergency situations arise which are provided for by the legislation of the Russian Federation, the authorized state bodies shall have the right of priority utilization and suspension of operation of networks and communication devices of the Licensee.

28.

The Licensee shall provide an absolute priority for all emergency messages related to personal safety at sea, or land, in the air or space, carrying out of emergency measures in the area of defense, security and law enforcement in the Russian Federation, as well as for messages on major accidents, catastrophes, epidemics, epizootic and acts of God.

29.

At the request of the Ministry of the Russian Federation for Communications and Information, the Licensee shall provide information on the technical condition and development prospects of the network, conditions for the provision of telecommunication services and existing tariffs.

30.

The Licensee shall provide for strict confidentiality of communications.

Any information on messages being transmitted through the communication network of the Licensee, as well as the messages themselves may be disclosed only to the senders and addressees or their legal representatives.

Any tapping of telephone conversations, review of electronic communication messages, receipt of any information thereon or any other limitation of communication confidentiality shall be permitted only on the basis of the applicable legislation of the Russian Federation.

31.

During development, establishment and operation of the communication network, the Licensee shall, pursuant to the legislation of the Russian Federation, render assistance and allow the criminal investigation agencies to carry out such investigations using the communication network, and shall take actions to prevent disclosure of any organizational and tactic methods of such activities.

Should communication devices be used for criminal purposes harmful to the interests of individuals, society and the state, operation of the networks and communications equipment of the Licensee may be suspended by the authorized state bodies in accordance with legislation of the Russian Federation.

Connection of subscribers shall be effected after requirements of the Law of the Russian Federation “On Criminal Investigation Activities in the Russian Federation” are met.

Ministry of the Russian Federation for Communications and Information

32.

The Licensee shall take measures to prevent any unauthorized interference with the management of the network and any unauthorized control over its operation.

33.

At the request of the Ministry of the Russian Federation for Communications and Information, the Licensee shall allow to carry out tests of the equipment using its network, unless it affects its operations.

34.

The commencement of the provision of communications services shall be permitted, in accordance herewith, only if the Licensee has obtained the permission to use radio frequencies and operate the network, issued by the State Communications and Information Control Service of the Russian Federation.

35.

Use of technical communications devices shall be permitted provided a compliance certificate issued by Electrosvyaz Mandatory Certification System has been obtained.

36.

The Licensee shall not obstruct any inspections of the technical parameters of the network by the State Communications Control Service of the Russian Federation, and, if necessary, shall give such Service access to its measuring devices to be used for such work.

37.

This License shall be governed, construed and performed in accordance with the applicable legislation of the Russian Federation.

38.

The Licensee shall operate in accordance with the regulatory acts and applicable legislation of the Russian Federation.

39.

The Ministry of the Russian Federation for Communications and Information reserves the right to introduce any amendments to this license due to any changes in the applicable legislation of the Russian Federation.

40.

The Licensee shall submit to local statistical agencies and the Ministry of the Russian Federation for Communications and Information periodic and annual state statistical reports on communications in accordance with the procedure established by the State Committee for Statistics of the Russian Federation.

Violation of the procedure for submission of statistical reports shall result in administrative liability in accordance with the applicable legislation.

41.

This License may not be assigned to another person.

42.

The Licensee shall effect payments out of income received for the rendered communication and information services, to the account of the Ministry of the Russian Federation for Communications and Information, pursuant to the standards established under Decree No. 380 of the Government of the Russian Federation of April 28, 2000.

Ministry of the Russian Federation for Communications and Information

Transfer of cash funds shall be effected on a monthly basis subject to the actual income received for the communication and information services rendered in the preceding month, no later than the 20th day of the subsequent month. The amount to be transferred shall be confirmed each quarter upon the provision of accounting reports to the tax agencies.

With a view to effecting control over the completeness of cash transfers to the account of the Ministry of the Russian Federation for Communications and Information, the licensee shall, upon written request of the management of the department for control over communications and information in the relevant political subdivision of the Russian Federation, provide the corresponding accounting report form which reflects the income from the provided communications and information services.

43.

The License shall be registered upon its issuance with the relevant state communications and information control authority of the Russian Federation.

In case of any change in the mailing address or banking details or the telephone numbers, and in case of reorganization and liquidation of the legal entity, the Licensee shall inform the Ministry of the Russian Federation for Communications and Information and the state communications control departments which registered the license, accordingly.

44.

Pursuant to Decision of the State Commission on Radiofrequencies, dated May 24, 2000 (protocol 22/3), and Decision No. 5451-OR of the State Commission on Radiofrequencies, dated October 25, 2001, this License is issued for step-by-step conversion of the subscriber base from the operating AMPS network to the DCS-1800 network.

First Deputy Minister of the Russian Federation for Communications and Information	[Signature]	Yu.A. Pavlenko

Head of the Department of the Organization of Licensing Activity	[Signature]	N.M. Popov
[Seal]